SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 4, 2004

SAKS INCORPORATED

(Exact name of registrant as specified in its charter)

TENNESSEE	1-13113	62-0331040
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750 Lakeshore Parkway Birmingham, Alabama	35211
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (205) 940-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 4, 2004 Saks Incorporated (the “Company”) amended and restated its First Amended and Restated Rights Agreement dated as of January 28, 2003 between the Company and The Bank of New York, as Rights Agent. The amendments and restatement are reflected in the Second Amended and Restated Rights Agreement dated as of October 4, 2004 between the Company and The Bank of New York, as Rights Agent (the “Rights Agreement”). As more fully described in and subject to the terms of the Rights Agreement, the Rights Agreement generally gives holders of the Company’s Common Stock rights to acquire additional shares of the Company’s Common Stock upon the occurrence of specified events. As described in the Company’s September 17, 2004 Current Report on Form 8-K, the amendments and restatement were approved by the Company’s Board of Directors on September 14, 2004 following a review of corporate governance practices.

The Bank of New York serves as (i) a lender under the Company’s Amended and Restated Credit Agreement dated as of November 26, 2003, (ii) the Company’s stock transfer agent, and (iii) the indenture trustee for the Company’s 7% Notes due 2013 and 2% Convertible Senior Notes due 2024.

The amendments and restatement reflected in the Rights Agreement (a) eliminate all requirements in the Rights Agreement that actions, approvals, and determinations to be taken or made by the Company’s Board of Directors be taken or made by a majority of the “Continuing Directors” and (b) cure ambiguities. The deletion of all references to “Continuing Directors” eliminates from the Rights Agreement what are commonly referred to as “dead-hand” provisions.

Item 3.03 Material Modification to Rights of Security Holders.

Item 1.01 is incorporated here by reference.

Item 8.01 Other Events.

On October 7, 2004, the Company announced sales for the five weeks ended October 2, 2004, compared to the five weeks ended October 4, 2003. The October 7, 2004 news release is incorporated here by reference and is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit	Description of Document
4.1	Second Amended and Restated Rights Agreement dated as of October 4, 2004 between the Company and The Bank of New York, as Rights Agent.

99.1	October 7, 2004 news release announcing sales for the five weeks ended October 2, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAKS INCORPORATED

Date: October 7, 2004	/S/ CHARLES J. HANSEN
Charles J. Hansen Executive Vice President and General Counsel